NEWS RELEASE

The Hartford Announces Outstanding Fourth Quarter And Full Year 2023 Financial Results

•Fourth quarter 2023 net income available to common stockholders of $766 million ($2.51 per diluted share) increased 30% from $587 million ($1.82 per diluted share) over the same period in 2022. Core earnings* of $935 million ($3.06 core earnings per diluted share*) increased 25% from $749 million ($2.32 core earnings per diluted share) over the same period in 2022.
•Full year 2023 net income available to common stockholders of $2.5 billion ($7.97 per diluted share) and core earnings of $2.8 billion ($8.88 core earnings per diluted share).
•Net income ROE of 17.5% and core earnings ROE* of 15.8%.
•Property & Casualty (P&C) written premiums rose 10% in fourth quarter and full year 2023, driven by Commercial Lines and Personal Lines premium growth of 9% and 12% in the quarter, respectively, and 10% and 8% in the full year, respectively. Group Benefits fully insured ongoing premium growth of 6% in fourth quarter and 7% in the full year.
•Commercial Lines fourth quarter combined ratio of 84.7 and underlying combined ratio* of 86.6. Full year 2023 combined ratio of 89.6 and underlying combined ratio of 87.8.
•Group Benefits fourth quarter net income margin of 9.9% and core earnings margin* of 9.8%. Full year net income margin of 7.7% and core earnings margin of 8.1%.
•Returned $479 million to stockholders in the fourth quarter, including $350 million of shares repurchased and $129 million in common stockholder dividends paid. For the full year, returned $1.9 billion to stockholders, including $1.4 billion of shares repurchased and $528 million in common stockholder dividends paid.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures.
** All amounts and percentages set forth in this news release are approximate unless otherwise noted.

HARTFORD, Conn., Feb. 1, 2024 – The Hartford (NYSE: HIG) today announced financial results for the fourth quarter and year ended Dec. 31, 2023.

“Fourth quarter and full year 2023 results were simply outstanding, demonstrating the effectiveness of our strategy, and our ability to consistently execute,” said The Hartford’s Chairman and CEO Christopher Swift. “Our 2023 core earnings ROE of 15.8 percent reflects exceptional underwriting in Commercial Lines, record core earnings from Group Benefits, and continued solid performance from our investment portfolio.”

The Hartford's Chief Financial Officer Beth Costello said, “Commercial Lines had a superb quarter with an underlying combined ratio of 86.6. Personal Lines achieved sustained double-digit written pricing increases with acceleration in auto to 21.9 percent in the quarter, responding to the dynamic loss cost environment. Group Benefits continues to deliver excellent results driven by 6 percent growth in fully insured ongoing premiums and a core earnings margin of 9.8 percent. Our investment performance remains strong benefiting from attractive new money yields and a diversified portfolio of assets. We are actively managing our capital and returned $479 million through repurchases and dividends in the quarter contributing to total capital return of $6.2 billion to shareholders over the last three years.”

Swift continued, “Building on another quarter and full year of exceptional performance, we are well positioned to sustain these results in 2024. Our diverse yet complementary portfolio of businesses, coupled with our ongoing investments in growth and innovation, give me great confidence in our ability to deliver for customers and sustain industry leading core earnings ROEs anchored at 15 percent.”

CONSOLIDATED RESULTS:

	Three Months Ended			Twelve Months Ended
($ in millions except per share data)	Dec 31 2023	Dec 31 2022	Change	Dec 31 2023	Dec 31 2022	Change
Net income available to common stockholders	$766	$587	30%	$2,483	$1,798	38%
Net income available to common stockholders per diluted share[1]	$2.51	$1.82	38%	$7.97	$5.46	46%

Core earnings	$935	$749	25%	$2,767	$2,496	11%
Core earnings per diluted share	$3.06	$2.32	32%	$8.88	$7.58	17%

Book value per diluted share				$49.43	$41.67	19%
Book value per diluted share (ex. accumulated other comprehensive income (AOCI))[2]				$58.83	$53.66	10%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months				17.5%	11.7%	5.8
Core earnings ROE[3], last 12-months				15.8%	14.5%	1.3
[1] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is common stockholders’ equity including AOCI; for core earnings ROE, the denominator is common stockholders’ equity excluding AOCI

Fourth quarter 2023 net income available to common stockholders of $766 million, or $2.51 per diluted share, improved compared with $587 million in fourth quarter 2022, primarily due to a higher P&C underwriting gain, including strong premium growth in Commercial Lines, and improvement in the Group Benefits loss ratio, with premium growth in both group life and disability, partially offset by a change to net realized losses in the 2023 period compared to net realized gains in the 2022 period. Included in the fourth quarter 2023 net income was a charge for a deferred gain on retroactive reinsurance of $194 million, before tax, related to asbestos and environmental reserves compared to a charge of $229 million, before tax, in fourth quarter 2022.
Fourth quarter 2023 core earnings of $935 million, or $3.06 per diluted share, compared with $749 million of core earnings in fourth quarter 2022. Contributing to the results were:
•An increase in earnings generated by 9% growth in P&C earned premium and 6% growth in Group Benefits fully insured ongoing premium.
•Net favorable prior accident year development (PYD) in core earnings of $102 million, before tax, in 2023, compared with net favorable PYD of $46 million in core earnings in 2022. Among other changes, net favorable PYD in 2023 primarily included reserve reductions in workers' compensation, catastrophes, and bond, partially offset by reserve increases in assumed reinsurance and commercial auto liability.
•Group Benefits loss ratio of 69.9% improved 3.5 points compared with 73.4% primarily due to improved mortality and favorable long-term disability recoveries.
•P&C current accident year (CAY) catastrophe (CAT) losses of $81 million, before tax, in fourth quarter 2023, compared with CAY CAT losses of $135 million in fourth quarter 2022.
•Commercial Lines loss and loss adjustment expense ratio of 54.2 improved 3.2 points compared with 57.4 in fourth quarter 2022, including 2.1 points of lower CATs, and 1.4 points of more favorable PYD. Underlying loss and loss adjustment expense ratio*

increased 0.4 points, to 56.1 in fourth quarter 2023 from 55.7 in fourth quarter 2022, primarily due to a slightly higher loss ratio in workers' compensation, auto, and environmental, partially offset by lower net non-CAT property losses driven by Small Commercial.
•Personal Lines loss and loss adjustment expense ratio of 76.6 compared with 74.4 in fourth quarter 2022, including a change from unfavorable PYD of 0.1 points in fourth quarter 2022 to favorable PYD of 0.9 points in fourth quarter 2023, and 0.2 points of lower CATs. Underlying loss and loss adjustment expense ratio of 74.9 in fourth quarter 2023 compared with 71.5 in fourth quarter 2022, with the increase largely due to higher severity in auto liability and physical damage, partially offset by double-digit earned pricing increases benefiting both auto and homeowners.
•The expense ratios improved across P&C and Group Benefits from fourth quarter 2022, driven by the impact of higher earned premium, lower incentive compensation, and incremental savings from Hartford Next initiatives, partially offset by investments in technology and higher staffing costs.
•Net investment income of $653 million, before tax, compared with $640 million in fourth quarter 2022, driven by higher yields on the fixed income portfolio, partially offset by a decrease of $87 million in income from limited partnerships and other alternative investments (LPs).

Full year 2023 net income available to common stockholders of $2.5 billion, or $7.97 per diluted share, compared with $1.8 billion in the 2022 period, primarily due to lower net realized losses, improvements in both the group life and disability loss ratios, as well as an increase in earned premiums, higher net investment income, and a higher P&C underwriting gain. Included in 2023 net income was a charge for a deferred gain on retroactive reinsurance of $194 million, before tax, related to asbestos and environmental reserves compared to a charge of $229 million, before tax, in 2022.
Full year 2023 core earnings of $2.8 billion, or $8.88 per diluted share, compared with $2.5 billion of core earnings in the 2022 period. Contributing to the results were:
•An increase in earnings generated by 9% growth in P&C earned premium and a 7% increase in Group Benefits fully insured ongoing premium.
•Net investment income of $2.3 billion, before tax, compared with $2.2 billion in 2022, driven by higher yields on the fixed income portfolio, partially offset by a decrease of $303 million in income from LPs.
•Group Benefits loss ratio of 71.8% improved 2.7 points compared with 74.5% primarily due to improved mortality and favorable long-term disability claim incidence and recoveries.
•Net favorable PYD in core earnings of $184 million, before tax, in 2023, compared with net favorable PYD of $193 million in core earnings in 2022. Among other changes, net favorable PYD in 2023 primarily included reserve reductions in workers' compensation, catastrophes, bond, and package business, partially offset by reserve increases in general liability and assumed reinsurance.
•Commercial Lines loss and loss adjustment expense ratio of 58.3 compared with 58.4 in 2022, including lower CATs of 0.5 points and less favorable PYD of 0.3 points. Underlying loss and loss adjustment expense ratio of 56.5 in 2023 compared with 56.4 in 2022, driven by a slightly higher loss ratio in workers' compensation, as expected, offset by lower non-CAT property losses in Middle & Large Commercial.
•Personal Lines loss and loss adjustment expense ratio of 82.2 compared with 73.4 in 2022, including a 0.8 point change from favorable PYD in 2022 to unfavorable PYD in

2023 and 0.7 points of higher CATs. Underlying loss and loss adjustment expense ratio of 74.1 in 2023 compared with 66.8 in 2022, with the increase largely due to higher severity in auto liability and physical damage, and higher non-CAT homeowners losses, partially offset by double-digit earned pricing increases benefiting both auto and homeowners.
•The expense ratios improved across P&C and Group Benefits, driven by the impact of higher earned premium, lower incentive compensation, incremental savings from Hartford Next initiatives and lower marketing expense in Personal Lines, partially offset by investments in technology and higher staffing costs.
•P&C CAY CAT losses of $676 million, before tax, in 2023, compared with $649 million in 2022.
Dec. 31, 2023, book value per diluted share of $49.43 increased 18.6%, from $41.67 at Dec. 31, 2022, principally due to net income in excess of stockholder dividends through Dec. 31, 2023, and improved net unrealized losses on investments within AOCI driven by tighter credit spreads, partially offset by the dilutive effect of share repurchases.
Book value per diluted share (excluding AOCI) of $58.83 as of Dec. 31, 2023, increased 9.6%, from $53.66 at Dec. 31, 2022, as the impact from net income in excess of stockholder dividends through Dec. 31, 2023 was partially offset by the dilutive effect of share repurchases.
Net income available to common stockholders' ROE (net income ROE) for the 12-month period ending Dec. 31, 2023, was 17.5%, an increase of 5.8 points from fourth quarter 2022, primarily due to an increase in 12-month trailing net income available to common stockholders, and an increase in average net unrealized losses on investments in AOCI.
Core earnings ROE for the 12-month period ending Dec. 31, 2023, was 15.8%, an increase of 1.3 points from fourth quarter 2022 due to higher trailing 12-month core earnings.
BUSINESS RESULTS:
Commercial Lines

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2023	Dec 31 2022	Change	Dec 31 2023	Dec 31 2022	Change
Net income	$687	$566	21%	$2,085	$1,624	28%
Core earnings	$723	$562	29%	$2,194	$1,925	14%
Written premiums	$2,990	$2,733	9%	$12,279	$11,158	10%
Underwriting gain[1]	$466	$304	53%	$1,212	$1,032	17%
Underlying underwriting gain[1]	$408	$350	17%	$1,423	$1,242	15%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	56.1	55.7	0.4	56.5	56.4	0.1
Current accident year catastrophes	2.0	4.1	(2.1)	3.7	4.2	(0.5)
Favorable prior accident year development	(3.9)	(2.5)	(1.4)	(1.9)	(2.2)	0.3
Expenses	30.2	31.3	(1.1)	31.0	31.6	(0.6)
Policyholder dividends	0.3	0.3	—	0.3	0.3	—
Combined ratio	84.7	89.0	(4.3)	89.6	90.2	(0.6)
Impact of catastrophes and PYD on combined ratio	1.9	(1.6)	3.5	(1.8)	(2.0)	0.2
Underlying combined ratio	86.6	87.4	(0.8)	87.8	88.3	(0.5)

[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Fourth quarter 2023 net income of $687 million compared with net income of $566 million in fourth quarter 2022, principally due to a higher underwriting gain driven by the impact of earned premium growth, lower CAY CAT losses, and more favorable PYD, as well as higher net investment income, partially offset by greater net realized losses.
Commercial Lines core earnings of $723 million in fourth quarter 2023 compared with $562 million in fourth quarter 2022. Contributing to the results were:
•10% growth in earned premium.
•CAY CAT losses of $60 million, before tax, in fourth quarter 2023, primarily from tornado, wind and hail events across several regions of the United States, down from CAY CAT losses of $114 million in fourth quarter 2022, which included $151 million from Winter Storm Elliott and $56 million of favorable development on prior quarter catastrophes.
•Net favorable PYD within core earnings of $118 million, before tax, in fourth quarter 2023, compared with $68 million of net favorable PYD within core earnings in fourth quarter 2022. The net favorable PYD in fourth quarter 2023 primarily includes reserve reductions in workers’ compensation, catastrophes and bond, partially offset by reserve increases in assumed reinsurance and auto liability.
•An underlying loss and loss adjustment expense ratio of 56.1, in fourth quarter 2023 compared with 55.7 in fourth quarter 2022, principally due to a slightly higher loss ratio in workers' compensation, auto, and environmental, partially offset by lower net non-CAT property losses driven by Small Commercial.
•Net investment income of $435 million, before tax, compared with $411 million in fourth quarter 2022.
Combined ratio of 84.7 in fourth quarter 2023, improved 4.3 points compared with 89.0 in fourth quarter 2022, primarily due to 2.1 points of lower CAY CAT losses, 1.4 points of more favorable PYD, and a 0.8 point decrease in the underlying combined ratio. Underlying combined ratio of 86.6 improved from 87.4 in fourth quarter 2022 primarily due to a 1.1 point decrease in the expense ratio, partially offset by a 0.4 point increase in the underlying loss and loss adjustment expense ratio.
•Small Commercial combined ratio of 84.0 compared with 89.4 in fourth quarter 2022, including 2.9 points of lower CAY CATs and 0.7 points of more favorable PYD. Underlying combined ratio of 85.8 compared with 87.5 in fourth quarter 2022, primarily due to lower non-CAT property losses and a lower expense ratio, partially offset by higher loss ratios in workers' compensation.
•Middle & Large Commercial combined ratio of 89.3 compared with 91.8 in fourth quarter 2022, including 3.0 points of lower CAY CATs, partially offset by 0.3 points of less favorable PYD. Underlying combined ratio of 90.3, a slight increase of 0.1 points from 90.2 in fourth quarter 2022, due to an increase in the loss ratio for commercial auto and higher non-CAT property losses, largely offset by a lower expense ratio.
•Global Specialty combined ratio of 79.6 improved from 84.1 in fourth quarter 2022, benefiting from a 4.6 point increase in favorable PYD. The underlying combined ratio of 82.9 improved 0.1 points from fourth quarter 2022, primarily due to a lower loss ratio in U.S. wholesale and a lower expense ratio, partially offset by a higher loss ratio in environmental.
•The Commercial Lines expense ratio of 30.2 improved 1.1 points from fourth quarter 2022, driven by the impact of higher earned premium, lower incentive compensation and incremental savings from Hartford Next initiatives, partially offset by investments in technology.
Fourth quarter 2023 written premiums of $3.0 billion were up 9% from fourth quarter 2022, with increases across the segment, including continued expansion in property lines, strong growth in new business, including a 28% increase in Middle & Large Commercial, and the effect of renewal written price increases, as well as growth in assumed reinsurance.

Personal Lines

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2023	Dec 31 2022	Change	Dec 31 2023	Dec 31 2022	Change
Net income (loss)	$34	$44	(23%)	($39)	$91	NM
Core earnings (loss)	$36	$42	(14%)	($29)	$119	NM
Written premiums	$780	$695	12%	$3,198	$2,961	8%
Underwriting gain (loss)	$(10)	$7	NM	$(230)	$(9)	NM
Underlying underwriting gain	$4	$29	(86%)	$21	$186	(89%)
Losses and loss adjustment expense ratio
Current accident year before catastrophes	74.9	71.5	3.4	74.1	66.8	7.3
Current accident year catastrophes	2.6	2.8	(0.2)	7.8	7.1	0.7
Unfavorable (favorable) prior accident year development	(0.9)	0.1	(1.0)	0.4	(0.4)	0.8
Expenses	24.6	24.7	(0.1)	25.2	26.9	(1.7)
Combined ratio	101.2	99.1	2.1	107.5	100.3	7.2
Impact of catastrophes and PYD on combined ratio	(1.7)	(2.9)	1.2	(8.2)	(6.7)	(1.5)
Underlying combined ratio	99.5	96.2	3.3	99.3	93.7	5.6
Net income of $34 million in fourth quarter 2023 compared with net income of $44 million in fourth quarter 2022, driven by lower underwriting results, and a change from net realized gains to net realized losses, partially offset by an increase in net investment income.
Personal Lines core earnings of $36 million compared with $42 million of core earnings in fourth quarter 2022. Contributing to the results were:
•An underlying loss and loss adjustment expense ratio of 74.9 in fourth quarter 2023 compared with 71.5 in fourth quarter 2022, with the increase primarily driven by higher severity in auto liability and physical damage, partially offset by double-digit earned pricing increases in auto and homeowners.
•Net investment income of $52 million, before tax, in fourth quarter 2023 compared with $41 million in fourth quarter 2022.
•$7 million, before tax, of favorable PYD in fourth quarter of 2023, compared with $1 million unfavorable PYD in fourth quarter 2022. The net favorable PYD in fourth quarter 2023 is driven by a reserve reduction in homeowners.
Combined ratio of 101.2 in fourth quarter 2023, compared with 99.1 in fourth quarter 2022, primarily due to a 3.4 point increase in the underlying loss and loss adjustment expense ratio, partially offset by a 1.0 point change from unfavorable PYD in fourth quarter 2022 to favorable in fourth quarter 2023, and a 0.2 point decrease in the CAY CAT ratio. Underlying combined ratio of 99.5 compared with 96.2 in fourth quarter 2022, primarily due to an increase in the underlying loss and loss adjustment expense ratio in auto, partially offset by a lower non-CAT CAY homeowners loss ratio, and a slight improvement in the expense ratio.
•Auto combined ratio of 113.7 compared with 108.6 in fourth quarter 2022. The underlying combined ratio of 113.5 increased from 108.9 in fourth quarter 2022, primarily due to an increase in auto liability and physical damage severity, partially offset by an increase in earned pricing.

•Homeowners combined ratio of 72.7 compared with 78.1 in fourth quarter 2022. The underlying combined ratio of 67.3 improved from 68.3 in fourth quarter 2022, primarily due to a lower expense ratio, and the effect of double-digit earned pricing increases which more than offset the change in weather and non-weather loss costs.
The expense ratio of 24.6 improved 0.1 points from fourth quarter 2022, primarily driven by the impact of higher earned premium, partially offset by higher direct marketing costs.
Written premiums in fourth quarter 2023 were $780 million compared with $695 million in fourth quarter 2022 with:
•Renewal written price increases in auto and homeowners of 21.9% and 14.7%, respectively, in response to increased loss cost trends.
•An increase in new business in both auto and homeowners. Auto new business premium increased $24 million, or 59%, over fourth quarter 2022.
•Modestly lower effective policy count retention, driven by renewal written price increases.

Group Benefits

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2023	Dec 31 2022	Change	Dec 31 2023	Dec 31 2022	Change
Net income	$176	$143	23%	$535	$327	64%
Core earnings	$174	$144	21%	$567	$430	32%
Fully insured ongoing premiums	$1,590	$1,498	6%	$6,290	$5,858	7%
Loss ratio	69.9%	73.4%	(3.5)	71.8%	74.5%	(2.7)
Expense ratio	24.2%	25.0%	(0.8)	24.3%	25.3%	(1.0)
Net income margin	9.9%	8.4%	1.5	7.7%	5.1%	2.6
Core earnings margin	9.8%	8.5%	1.3	8.1%	6.5%	1.6
Net income of $176 million in fourth quarter 2023 increased from $143 million in fourth quarter 2022, largely driven by improved group life and disability loss ratios, a lower expense ratio, and earnings generated from growth in fully insured ongoing premium, partially offset by lower net investment income. Core earnings were $174 million, up from $144 million in fourth quarter 2022, consistent with the growth in net income.
Fully insured ongoing premiums were up 6% compared with fourth quarter 2022, driven by strong persistency and new business sales as well as an increase in exposure on existing accounts. Fully insured ongoing sales were $71 million in fourth quarter 2023, compared to $102 million in fourth quarter 2022, due to a decrease in large account sales.
Loss ratio of 69.9% decreased 3.5 points from fourth quarter 2022.
•Group life loss ratio of 83.0% improved 6.1 points largely driven by a lower level of mortality.
•Group disability loss ratio was 63.6% compared with 65.5% in fourth quarter 2022 primarily due to continued strong long-term disability claim recoveries, partially offset by higher short-term disability and Paid Family Leave loss incidence.
Expense ratio of 24.2 improved 0.8 points from fourth quarter 2022, primarily due to the effect of higher earned premiums, incremental expense savings from Hartford Next, and lower incentive compensation, partially offset by higher staffing costs.

Net investment income of $125 million, before tax, compared with $154 million in fourth quarter 2022, primarily driven by lower income from LPs, partially offset by higher yields on the fixed income portfolio.

Hartford Funds

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2023	Dec 31 2022	Change	Dec 31 2023	Dec 31 2022	Change
Net income	$47	$45	4%	$174	$162	7%
Core earnings	$39	$39	0%	$165	$180	(8)%
Daily average Hartford Funds AUM	$124,676	$124,087	0%	$127,019	$135,124	(6)%
Mutual Funds and exchange-traded funds (ETF) net flows	$(2,963)	$(3,293)	10%	$(7,027)	$(7,951)	12%
Total Hartford Funds AUM	$131,025	$124,107	6%	$131,025	$124,107	6%
Fourth quarter 2023 net income of $47 million, compared to $45 million in fourth quarter 2022, primarily resulting from higher net investment income and an increase in net realized gains, partially offset by a slight increase in expenses.
Core earnings of $39 million was flat compared with fourth quarter 2022.
Daily average AUM of $125 billion in fourth quarter 2023 was relatively flat with a $0.6 billion increase from fourth quarter 2022.
Mutual fund and ETF net outflows totaled $3.0 billion in fourth quarter 2023, compared with net outflows of $3.3 billion in fourth quarter 2022.

Corporate

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2023	Dec 31 2022	Change	Dec 31 2023	Dec 31 2022	Change
Net loss	$(19)	$(22)	14%	$(121)	$(195)	38%
Net loss available to common stockholders	$(24)	$(27)	11%	$(142)	$(216)	34%
Core loss	$(36)	$(33)	(9)%	$(158)	$(161)	2%
Other revenue	$0	$0	—%	$2	$1	100%
Net investment income, before tax	$17	$13	31%	$47	$26	81%
Interest expense and preferred dividends, before tax	$54	$55	(2)%	$220	$234	(6)%
Net loss available to common stockholders of $24 million in fourth quarter 2023 compared with $27 million in fourth quarter 2022, primarily driven by an increase in net realized gains and net investment income.
Fourth quarter 2023 core loss of $36 million compared with a fourth quarter 2022 core loss of $33 million, primarily due to lower fee income and an increase in operating expenses, partially offset by an increase in net investment income.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2023	Dec 31 2022	Change	Dec 31 2023	Dec 31 2022	Change
Net investment income, before tax	$653	$640	2%	$2,305	$2,177	6%
Annualized investment yield, before tax	4.5%	4.6%	(0.1)	4.1%	3.9%	0.2
Annualized investment yield, before tax, excluding LPs[1]	4.3%	3.7%	0.6	4.0%	3.2%	0.8
Annualized LP yield, before tax	7.0%	16.8%	(9.8)	4.8%	14.4%	(9.6)
Annualized investment yield, after tax	3.7%	3.7%	0.0	3.3%	3.2%	0.1
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
Fourth quarter 2023 consolidated net investment income of $653 million compared with $640 million in fourth quarter 2022, largely driven by higher yields on the fixed income portfolio, partially offset by lower income from LPs.
Fourth quarter 2023 included $82 million, before tax, of LP income as compared with $169 million in fourth quarter 2022. Annualized LP yield, before tax, of 7.0% compared to 16.8% in fourth quarter 2022. The change is due to lower income from sales of underlying real estate properties in fourth quarter 2023 compared with the 2022 period.
Net realized losses of $27 million, before tax, in fourth quarter 2023 compared to net realized gains of $22 million, before tax, in fourth quarter 2022 primarily due to lower net gains on equity securities.
Total invested assets of $55.9 billion increased $3.4 billion from Dec. 31, 2022, primarily due to an increase in fixed maturities, available-for-sale, at fair value and LPs, partially offset by a decrease in equity securities, at fair value.

CONFERENCE CALL
The Hartford will discuss its fourth quarter and full year 2023 financial results on a webcast at 9:00 a.m. EST on Friday, Feb. 2, 2024. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Dec. 31, 2023, and the fourth quarter 2023 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media channels to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2023
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$3,038	$804	$—	$1,591	$—	$—	$5,433
Fee income	10	8	—	56	240	9	323
Net investment income	435	52	18	125	6	17	653
Net realized gains (losses)	(48)	(5)	(1)	—	8	19	(27)
Other revenue	1	17	—	—	—	—	18
Total revenues	3,436	876	17	1,772	254	45	6,400
Benefits, losses, and loss adjustment expenses	1,646	616	217	1,152	—	2	3,633
Amortization of DAC	468	58	—	8	—	—	534
Insurance operating costs and other expenses	464	160	(4)	381	196	17	1,214
Restructuring and other costs	—	—	—	—	—	2	2
Interest expense	—	—	—	—	—	49	49
Amortization of other intangible assets	8	—	—	10	—	—	18
Total benefits, losses and expenses	2,586	834	213	1,551	196	70	5,450
Income (loss) before income taxes	850	42	(196)	221	58	(25)	950
Income tax expense (benefit)	163	8	(42)	45	11	(6)	179
Net income (loss)	687	34	(154)	176	47	(19)	771
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	687	34	(154)	176	47	(24)	766
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	41	3	1	(2)	(8)	(19)	16
Restructuring and other costs, before tax						2	2
Integration and other non-recurring M&A costs, before tax	1	—	—	1	—	—	2
Change in deferred gain on retroactive reinsurance, before tax	—	—	194	—	—	—	194
Income tax expense (benefit)	(6)	(1)	(42)	(1)	—	5	(45)
Core earnings (loss)	$723	$36	$(1)	$174	$39	$(36)	$935

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2022
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,767	$754	$—	$1,498	$—	$—	$5,019
Fee income	10	7	—	48	241	12	318
Net investment income	411	41	17	154	4	13	640
Net realized gains (losses)	(1)	3	1	1	7	11	22
Other revenue	—	17	—	—	—	—	17
Total revenues	3,187	822	18	1,701	252	36	6,016
Benefits, losses, and loss adjustment expenses	1,588	561	250	1,135	—	3	3,537
Amortization of DAC	408	58	—	7	—	—	473
Insurance operating costs and other expenses	471	148	2	371	195	13	1,200
Restructuring and other costs	—	—	—	—	—	3	3
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	8	—	—	10	—	—	18
Total benefits, losses and expenses	2,475	767	252	1,523	195	69	5,281
Income (loss) before income taxes	712	55	(234)	178	57	(33)	735
Income tax expense (benefit)	146	11	(50)	35	12	(11)	143
Net income (loss)	566	44	(184)	143	45	(22)	592
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	566	44	(184)	143	45	(27)	587
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	1	(3)	(1)	(2)	(7)	(10)	(22)
Restructuring and other costs	—	—	—	—	—	3	3
Integration and other non-recurring M&A costs, before tax	3	—	—	2	—	—	5
Change in deferred gain on retroactive reinsurance, before tax	—	—	229	—	—	—	229
Income tax expense (benefit)	(8)	1	(49)	1	1	1	(53)
Core earnings (loss)	$562	$42	$(5)	$144	$39	$(33)	$749

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2023
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$11,641	$3,087	$—	$6,298	$—	$—	$21,026
Fee income	41	30	—	217	973	39	1,300
Net investment income	1,532	171	69	469	17	47	2,305
Net realized gains (losses)	(156)	(16)	(7)	(45)	10	26	(188)
Other revenue	1	81	—	—	—	2	84
Total revenues	13,059	3,353	62	6,939	1,000	114	24,527
Benefits, losses, and loss adjustment expenses	6,786	2,538	224	4,683	—	7	14,238
Amortization of DAC	1,779	231	—	34	—	—	2,044
Insurance operating costs and other expenses	1,878	636	4	1,514	781	68	4,881
Restructuring and other costs	—	—	—	—	—	6	6
Interest expense	—	—	—	—	—	199	199
Amortization of other intangible assets	29	2	—	40	—	—	71
Total benefits and expenses	10,472	3,407	228	6,271	781	280	21,439
Income (loss) before income taxes	2,587	(54)	(166)	668	219	(166)	3,088
Income tax expense (benefit)	502	(15)	(36)	133	45	(45)	584
Net income (loss)	2,085	(39)	(130)	535	174	(121)	2,504
Preferred stock dividends	—	—	—	—	—	21	21
Net Income (loss) available to common stockholders	2,085	(39)	(130)	535	174	(142)	2,483
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	132	13	6	37	(10)	(26)	152
Restructuring costs, before tax	—	—	—	—	—	6	6
Integration and other non-recurring M&A costs, before tax	4	—	—	4	—	—	8
Change in deferred gain on retroactive reinsurance, before tax	—	—	194	—	—	—	194
Income tax expense (benefit)	(27)	(3)	(42)	(9)	1	4	(76)
Core earnings (loss)	$2,194	$(29)	$28	$567	$165	$(158)	$2,767

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2022
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$10,571	$2,949	$—	$5,870	$—	$—	$19,390
Fee income	39	30	—	187	1,044	49	1,349
Net investment income	1,415	140	63	524	9	26	2,177
Net realized losses	(385)	(35)	(16)	(122)	(24)	(45)	(627)
Other revenue (loss)	(1)	73	—	—	—	1	73
Total revenues	11,639	3,157	47	6,459	1,029	31	22,362
Benefits, losses, and loss adjustment expenses	6,169	2,164	280	4,517	—	8	13,138
Amortization of DAC	1,563	228	—	33	—	—	1,824
Insurance operating costs and other expenses	1,828	650	9	1,467	826	61	4,841
Restructuring and other costs	—	—	—	—	—	13	13
Interest expense	—	—	—	—	—	213	213
Amortization of other intangible assets	29	2	—	40	—	—	71
Total benefits and expenses	9,589	3,044	289	6,057	826	295	20,100
Income (loss) before income taxes	2,050	113	(242)	402	203	(264)	2,262
Income tax expense (benefit)	426	22	(52)	75	41	(69)	443
Net income (loss)	1,624	91	(190)	327	162	(195)	1,819
Preferred stock dividends	—	—	—	—	—	21	21
Net income (loss) available to common stockholders	1,624	91	(190)	327	162	(216)	1,798
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	383	35	16	122	24	46	626
Loss on extinguishment of debt, before tax	—	—	—	—	—	9	9
Restructuring costs, before tax	—	—	—	—	—	13	13
Integration and other non-recurring M&A costs, before tax	13	—	—	8	—	—	21
Change in deferred gain on retroactive reinsurance, before tax	—	—	229	—	—	—	229
Income tax expense (benefit)	(95)	(7)	(52)	(27)	(6)	(13)	(200)
Core earnings (loss)	$1,925	$119	$3	$430	$180	$(161)	$2,496

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful.
DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this news release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this news release can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2023, which is available on The Hartford's website, https://ir.thehartford.com.
Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, as applicable, excluding derivatives book value and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure. A reconciliation of the annualized investment yield to annualized investment yield excluding limited partnerships and other alternatives investments for the quarterly periods and twelve months ended Dec. 31, 2023 and 2022 is provided in the table below.

	Three Months Ended
	Dec 31 2023	Dec 31 2022
	Consolidated
Annualized investment yield	4.5%	4.6%
Adjustment for income from limited partnerships and other alternative investments	(0.2)%	(0.9)%
Annualized investment yield excluding limited partnerships and other alternative investments	4.3%	3.7%

	Twelve Months Ended
	Dec 31 2023	Dec 31 2022
	Consolidated
Annualized investment yield, before tax	4.1%	3.9%
Adjustment for income from limited partnerships and other alternative investments	(0.1)%	(0.7)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	4.0%	3.2%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share to book value per diluted share (excluding AOCI) is provided in the table below.

	As of
	Dec 31 2023	Dec 31 2022	Change
Book value per diluted share	$49.43	$41.67	19%
Per diluted share impact of AOCI	$9.40	$11.99	(22%)
Book value per diluted share (excluding AOCI)	$58.83	$53.66	10%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Generally realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and excluding the deferred gain on retroactive reinsurance and related amortization of the deferred gain from core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods and twelve months ended Dec. 31, 2023 and 2022, is included in this news release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this news release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Dec. 31, 2023.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods and twelve months ended Dec. 31, 2023 and 2022, is set forth below.

	Three Months Ended			Twelve Months Ended
Margin	Dec 31 2023	Dec 31 2022	Change	Dec 31 2023	Dec 31 2022	Change
Net income margin	9.9%	8.4%	1.5	7.7%	5.1%	2.6
Adjustments to reconcile net income margin to core earnings margin:
Net realized losses (gains), before tax	(0.1)%	(0.1)%	—	0.4%	1.8%	(1.4)
Integration and other non-recurring M&A costs, before tax	0.1%	0.1%	—	0.1%	0.1%	—
Income tax expense (benefit) on items excluded from core earnings	(0.1)%	0.1%	(0.2)	(0.1)%	(0.5)%	0.4
Core earnings margin	9.8%	8.5%	1.3	8.1%	6.5%	1.6

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods and twelve months ended Dec. 31, 2023 and 2022 is provided in the table below.

	Three Months Ended			Twelve Months Ended
	Dec 31 2023	Dec 31 2022	Change	Dec 31 2023	Dec 31 2022	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$2.51	$1.82	38%	$7.97	$5.46	46%
Adjustments made to reconcile net income available to common stockholders per diluted share to core earnings per diluted share:
Net realized losses, excluded from core earnings, before tax	0.05	(0.07)	NM	0.49	1.90	(74)%
Restructuring and other costs, before tax	0.01	0.01	—%	0.02	0.04	(50)%
Loss on extinguishment of debt, before tax	—	—	—%	—	0.03	(100)%
Integration and other non-recurring M&A costs, before tax	0.01	0.02	(50)%	0.03	0.06	(50)%
Change in deferred gain on retroactive reinsurance, before tax	0.64	0.71	(10)%	0.62	0.69	(10)%
Income tax benefit on items excluded from core earnings	(0.16)	(0.17)	6%	(0.25)	(0.60)	58%
Core earnings per diluted share	$3.06	$2.32	32%	$8.88	$7.58	17%
[1] Net income available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income available to common stockholders ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income available to common stockholders ROE to consolidated core earnings ROE is set forth below.

	Last Twelve Months Ended
	Dec 31 2023	Dec 31 2022
Net income available to common stockholders ROE	17.5%	11.7%
Adjustments to reconcile net income available to common stockholders ROE to core earnings ROE:
Net realized losses excluded from core earnings, before tax	1.1%	4.1%
Restructuring and other costs, before tax	—%	0.1%
Loss on extinguishment of debt, before tax	—%	0.1%
Integration and other non-recurring M&A costs, before tax	0.1%	0.1%
Change in deferred gain on retroactive reinsurance, before tax	1.4%	1.5%
Income tax benefit on items not included in core earnings	(0.5)%	(1.3)%
Impact of AOCI, excluded from denominator of core earnings ROE	(3.8)%	(1.8)%
Core earnings ROE	15.8%	14.5%

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this news release under the heading "Business Results" for Commercial Lines" and "Personal Lines". A reconciliation of the combined ratio to underlying combined ratio for lines of business within the Company's P&C reporting segments is set forth below.

SMALL COMMERCIAL

	Three Months Ended
	Dec 31 2023	Dec 31 2022	Change
Combined ratio	84.0	89.4	(5.4)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.4)	(6.3)	2.9
Prior accident year development	5.2	4.5	0.7
Underlying combined ratio	85.8	87.5	(1.7)

MIDDLE & LARGE COMMERCIAL

	Three Months Ended
	Dec 31 2023	Dec 31 2022	Change
Combined ratio	89.3	91.8	(2.5)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(0.1)	(3.1)	3.0
Prior accident year development	1.2	1.5	(0.3)
Underlying combined ratio	90.3	90.2	0.1

GLOBAL SPECIALTY

	Three Months Ended
	Dec 31 2023	Dec 31 2022	Change
Combined ratio	79.6	84.1	(4.5)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(2.0)	(1.9)	(0.1)
Prior accident year development	5.3	0.7	4.6
Underlying combined ratio	82.9	83.0	(0.1)

PERSONAL LINES AUTO

	Three Months Ended
	Dec 31 2023	Dec 31 2022	Change
Combined ratio	113.7	108.6	5.1
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(0.2)	(0.1)	(0.1)
Prior accident year development	0.1	0.3	(0.2)
Underlying combined ratio	113.5	108.9	4.6

PERSONAL LINES HOMEOWNERS

	Three Months Ended
	Dec 31 2023	Dec 31 2022	Change
Combined ratio	72.7	78.1	(5.4)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(8.0)	(8.8)	0.8
Prior accident year development	2.7	(1.0)	3.7
Underlying combined ratio	67.3	68.3	(1.0)

Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting gain (loss) for the quarterly periods and twelve months ended Dec. 31, 2023 and 2022, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods and twelve months ended Dec. 31, 2023 and 2022, is set forth below.

COMMERCIAL LINES

	Three Months Ended		Twelve Months Ended
	Dec 31 2023	Dec 31 2022	Dec 31 2023	Dec 31 2022
Net income	$687	$566	$2,085	$1,624
Adjustments to reconcile net income to underwriting gain:
Net investment income	(435)	(411)	(1,532)	(1,415)
Net realized losses	48	1	156	385
Other expense	3	2	1	12
Income tax expense	163	146	502	426
Underwriting gain	466	304	1,212	1,032
Adjustments to reconcile underwriting gain to underlying underwriting gain:
Current accident year catastrophes	60	114	436	441
Prior accident year development	(118)	(68)	(225)	(231)
Underlying underwriting gain	$408	$350	$1,423	$1,242

PERSONAL LINES

	Three Months Ended		Twelve Months Ended
	Dec 31 2023	Dec 31 2022	Dec 31 2023	Dec 31 2022
Net income (loss)	$34	$44	$(39)	$91
Adjustments to reconcile net loss to underwriting loss:
Net investment income	(52)	(41)	(171)	(140)
Net realized losses (gains)	5	(3)	16	35
Net servicing and other income	(5)	(4)	(21)	(17)
Income tax expense (benefit)	8	11	(15)	22
Underwriting gain (loss)	(10)	7	(230)	(9)
Adjustments to reconcile underwriting gain (loss) to underlying underwriting gain:
Current accident year catastrophes	21	21	240	208
Prior accident year development	(7)	1	11	(13)
Underlying underwriting gain	$4	$29	$21	$186

Underlying loss and loss adjustment expense ratio - This non-GAAP financial measure of the loss and loss adjustment expense ratio for Commercial Lines and Personal Lines represents the loss and loss adjustment expense ratio before catastrophes and prior accident year development. The loss and loss adjustment expense ratio is the most directly comparable GAAP measure. The underlying loss and loss adjustment expense ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year reserve development. A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio for the quarterly periods and twelve months ended Dec. 31, 2023 and 2022, is set forth below.

COMMERCIAL LINES

	Three Months Ended			Twelve Months Ended
	Dec 31 2023	Dec 31 2022	Change	Dec 31 2023	Dec 31 2022	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	54.2	57.4	(3.2)	58.3	58.4	(0.1)
Current accident year catastrophes	(2.0)	(4.1)	2.1	(3.7)	(4.2)	0.5
Prior accident year development	3.9	2.5	1.4	1.9	2.2	(0.3)
Underlying loss and loss adjustment expense ratio	56.1	55.7	0.4	56.5	56.4	0.1

PERSONAL LINES

	Three Months Ended			Twelve Months Ended
	Dec 31 2023	Dec 31 2022	Change	Dec 31 2023	Dec 31 2022	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	76.6	74.4	2.2	82.2	73.4	8.8
Current accident year catastrophes	(2.6)	(2.8)	0.2	(7.8)	(7.1)	(0.7)
Prior accident year development	0.9	(0.1)	1.0	(0.4)	0.4	(0.8)
Underlying loss and loss adjustment expense ratio	74.9	71.5	3.4	74.1	66.8	7.3

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2022 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
◦Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties;
◦Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of another pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of thunderstorms, tornadoes, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its products and policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in certain emerging technologies, including machine learning, predictive analytics, “big data” analysis or other artificial intelligence functions, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing; the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; political instability, politically motivated violence or civil unrest, which may increase the frequency and severity of insured losses; the ongoing effects of COVID-19, including exposure to COVID-19 business interruption property claims and the possibility of a resurgence of COVID-19 related losses in Group Benefits;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risks associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The

Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.